Exhibit 99

CONTACT:	Glen L. Ponczak	For Immediate Release
	414-524-2375	November 19, 2003
Denise Zutz
414-524-3155

JOHNSON CONTROLS INCREASES DIVIDEND 25%; ANNOUNCES 2 FOR 1 STOCK SPLIT

     MILWAUKEE, WISCONSIN ... November 19, 2003 ... The Board of Directors of Johnson Controls, Inc. today voted to increase the cash dividend and split its shares two for one.

     The quarterly dividend on common shares was raised from $.36 to $.45 per share ($.225 on a post-split basis). The 25% increase would make the anticipated annual payout $.90 on a post-split basis.

     “We believe these actions are consistent with our record results for 2003 and our expectations for continued growth in the coming year,” said John M. Barth, president and chief executive officer. “Anticipated strong future cash flows will enable us to continue to fund our growth strategies while rewarding shareholders with a higher cash dividend.”

     Both the dividend and the two-for-one split of common stock will be effective January 2, 2004 to shareholders of record December 12, 2003.

     The dividend increase will make 2004 the 29th consecutive year Johnson Controls has increased its dividend. It has paid consecutive dividends since 1887.

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Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2003 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “expects,” “estimates,” “anticipates” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, operational efficiencies, as well as those factors discussed in the company’s Form 8-K (dated November 12, 2002) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward- looking statement made by, or on behalf of, the company.